CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS
FORM 8-K/A
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report (Date of Earliest Event Reported): August 9, 2010 (March 16, 2010)
Radient Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of		(IRS Employer Identification
incorporation)	(Commission File Number)	No.)
2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
(Address of principal executive offices (zip code))
714-505-4461
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1: Registrants Business and Operations

Item 1.02:	Entry into a Material Definitive Agreement
Section 2: Financial Information

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
On March 16, 2010, we filed an 8-K to disclose that, in an effort to preserve our cash, we entered into exchange agreements with some of our debt holders. We disclosed that we entered into such an exchange agreement with a majority of the persons holding the 12% notes we issued in December 2008 and January, May and June 2009 pursuant to which the note holders shall exchange their outstanding notes or other debt obligations for shares of our common stock, pending shareholder and NYSE Amex approval of same. We also disclosed that we amended a consulting agreement with one of our corporate consultants, pursuant to which the consultant will receive shares of our common stock in lieu of its cash compensation, pending shareholder and NYSE Amex approval of same. We are holding a shareholder meeting on August 31, 2010 to obtain this approval. While preparing the proxy statement for the shareholder meeting, we recognized that we inadvertently failed to disclose that we also entered into an exchange agreement with the holder of a note we issued in September 2009 in the March 16 8-K.
On September 10, 2009, we entered into a Bridge Loan Agreement with an investor whereby the Investor provided us with a Bridge Loan for $58,000 at an interest rate of 12% per annum, which was due and payable — together with all accrued and unpaid interest — on or before December 1, 2009. The Investor also received a two year warrant to purchase up to 116,000 shares of our Common Stock exercisable at $0.60 per share. As disclosed in a Current Report on Form 8-K that we filed on December 16, 2009, pursuant to the terms of the Bridge Loan Agreement, since the Bridge Loan was not paid before October 9, 2009, the Interest Rate automatically increased to 18% per annum, which was retroactive as of September 10, 2009, until the Bridge Loan is paid in full. Accordingly, the Company will owe a total of $15,638 in interest payments through August 30, 2010. Under the Bridge Loan Agreement, we agreed to pay the Investor $2,000 to reimburse the Investor for legal fees related to the default. Additionally, since the Bridge Loan was not repaid by December 1, 2009, $25,000 was added to the principal value of the Bridge Loan obligation, making the principle value of the Bridge Loan $83,000, plus up to $10,000 for any out-of-pocket legal costs that the Investor may incur to collect the obligation. Although we did not receive any notice from the holder of the Bridge Loan requesting acceleration of payment due to the default, the Bridge Loan was due and owing. For the same reasons as set forth in the March 16 8-K, management believed it was prudent to reserve our cash for business operations, rather than the repayment of debt, and pay the Bridge Loan and all related interest and fees in shares of our common stock. Although the ultimate exchange and issuance of shares is subject to shareholder and NYSE Amex approval, the Investor signed the Exchange Agreement and agreed to accept 404,526 shares of common stock in exchange for the principal and all accrued interest due on the Bridge Loan, as well as all of the other fees we agreed to pay under the Bridge Loan. In consideration for entering into the Bridge Loan Exchange Agreement, we also agreed (as we did for the 12% note holders who signed an exchange agreement) to reduce the exercise price of the warrant we originally issued to the Investor to $0.28 per share, subject to receipt of Shareholder Approval.
Although the debt holders set forth herein signed an exchange agreement, they are not enforceable against us until we receive Shareholder Approval and approval of the NYSE Amex to list the shares, which we cannot guarantee and therefore the exchange may never occur. If and when we do receive Shareholder Approval, we shall file another amendment to the March 16 8-K to disclose the final amount of debt that shall be exchanged and the total number of shares issued in exchange thereof.
The shares of Common Stock to be issued pursuant to the debt exchange with the debt holders or the Bridge Loan Exchange Agreement will be issued pursuant to Section 4(2) of the Securities Act for issuances not involving a public offering and Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits
     (c) Exhibits

Exhibit
No.	Description
10.1	Form of Exchange Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION
By:	Akio Ariura
	Name:	Akio Ariura
	Title:	Chief Financial Officer

Dated:August 12, 2010